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                                                                    EXHIBIT 10.2

                             SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into on this [-]th day of 2003 by and between:

(1) IMPCO Technologies Inc., a company incorporated and existing under the laws of State of Delaware U.S.A., with registered offices at 16804, Gridley Place, Cerritos, Ca., U.S.A., represented by its director and attorney-in-fact, Mr. Terence K. Clapp (hereinafter referred to as "Impco"); and

(2) Mr. Mariano Costamagna, born in Narzole, on 15 March 1951, and domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime;

(3) Mr. Pier Antonio Costamagna, born in Narzole, on 22 July 1952, and domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime;

       (Messrs. Mariano and Pier Antonio Costamagna, are hereinafter jointly referred to as "Costamagna").

WHEREAS:

(A) Impco and Costamagna on the date hereof have entered into a Sale and Purchase Agreement (the "Agreement") pursuant to which Impco purchased from Costamagna a participation equal to 50% of the capital stock of B.R.C. S.r.l. (the "Parent").

(B) In accordance with the Signing Option terms and conditions, on the date of execution of this Agreement the Quota is registered in the name of the Fiduciary Company which shall hold it in escrow until 30 September 2003 pursuant to the Irrevocable Instructions.

(C) Costamagna aggregately holds the residual 50% participation in the capital stock of the Parent; as follows:

       .  Mariano Costamagna         25%

       .  Pier Antonio Costamagna    25%.

(D) The Parent holds a quota representing 100% of the issued and outstanding capital stock of M.T.M. S.r.l. (the "Company") and indirectly controls B.R.C. Brazil and B.R.C. Argentina (the "Subsidiaries").

(E) Pursuant to the Agreement Costamagna granted to Impco certain call options on the residual participation held by Costamagna in the Parent and, conversely, Impco granted to Costamagna certain put options for the sale of their residual participation in the Parent to Impco; in addition, Impco granted to Costamagna certain call options for the purchase of all or a portion of Impco's participation in the parent in certain events of defaults regarding Impco pursuant to the Agreement.

(F) Impco and Costamagna hereby intend to regulate the governance of the Parent and their mutual relationship as shareholders of the Parent, in the frame of the arrangements set out in the Agreement.

NOW, THEREFORE, the parties hereto have agreed as follows:

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1.     DEFINITIONS

1.1 Terms defined in the Agreement shall have the same meaning when used herein.

1.2    In addition, the following terms shall have the following meanings:

       1.2.1 "Articles" means the articles of association of the Companies, attached hereto as Annex 1.

       1.2.2 "Business Plan" means the business plan for the period 2003 - 2004, the terms of which shall be resolved by the board of directors of the Company.

       1.2.3   "Companies" means the Parent and the Company.

       1.2.4 "Impasse" means any of the cases of inability by the directors or shareholders of any of the Companies to reach the required majority to take a valid resolution of any of the following matters: approval of the Companies' financial statements and/or business plans, appointment of the board of directors, appointment of the Managing Director, capital increases of the Companies (to the extent that the capital increase is required to comply with any law provision or any order of competent authority), distribution of dividend according to the agreed dividend pay-out policy, or on any other resolution where failure to take such resolution may result in any of the Companies' impossibility to carry out its operations or business.

2.     RANGE OF APPLICATION OF THIS SHAREHOLDERS AGREEMENT

2.1 This Shareholders Agreement is intended to govern in a consistent manner the governance of both the Parent and the Company. All the provisions hereof shall apply to both the Companies or, in case of merger between the Companies, to the company resulting from the merger.

2.2 The provisions of this Shareholders Agreement shall apply to the Subsidiaries and to any future subsidiaries of the Companies only if the same are expressly mentioned by the relevant provisions, provided that it is the intention of the Parties to ensure that the management of the Subsidiaries and of any future subsidiaries of the Companies is made under the control of the board of directors of the Companies and in a manner fully consistent with the governance rules provided for the Companies.

2.3 The Parties hereby agree and warrant reciprocally to exercise the voting rights pertaining to their respective participations and to use their influence on the directors respectively designated by them to cause that they exercise their respective voting rights, so as to duly and punctually implement the agreements set out below.

2.4 The Parties agree that any deviation from the governance rules set out below by any of the directors shall be deemed, between the Parties, as a breach of this Shareholders Agreement committed by the Party who designated such director.

2.5 Impco agrees to cause the Fiduciary Company to exercise the voting rights so as to duly and punctually implement the agreements set out hereunder, until the Quota will be

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       registered under the name of the Fiduciary Company in accordance with the
       Irrevocable Instructions.

3.     BOARD OF DIRECTORS

3.1 The Parties agree that the board of directors of the Companies shall be composed of seven members, four of which shall be designated by Impco and three of which shall be designated by Costamagna. The Parties acknowledge that shareholders' meetings of the Companies held on the Execution Date have appointed the following persons as directors of the Companies: Mr. Terence K. Clapp, Mr. Robert M. Stemmler, Mr. Timothy Stone and Mr. Pier Luigi Mancalvo as directors designated by Impco and Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Marco Seimandi as directors appointed by Costamagna.

3.2 The term of office of the board of directors of the Companies so appointed will last on 30 September 2007. In the event that, during the term of office, one or more directors other than Mr. [-] shall cease from the office for any reason whatsoever, the Party who originally designated the ceased director shall have the right to designate the individual who should replace the ceased director.

3.3 Should any of the Parties wish to revoke any of the directors designated by it, the other Party shall be under an obligation to exercise the voting rights pertaining to it in a manner so as to allow such revocation and the appointment of another director designated by the revoking Party to replace the revoked director, provided that, the revoking Party shall keep the other Party and the Companies harmless and indemnified against any claim that the revoked director may have towards the Companies as a result of such revocation. For the avoidance of any doubt, the Parties hereby acknowledge and agree that the inability of the shareholders' meeting to take a valid resolution on the revocation of any of the directors shall not result in an Impasse.

4.     AUTHORITY OF THE BOARD AND DELEGATION OF POWERS

4.1 Pursuant to the Articles, the board of directors shall be granted all powers of ordinary and extraordinary administration of the Companies.

4.2 The board meetings shall be validly held by the attendance of a majority of the directors in office and, save as provided in Section 4.3 below, will validly resolve by the favorable vote of the majority of the directors in attendance. To the extent possible, board meetings may be held by teleconference or video conference.

4.3 Notwithstanding any contrary provision contained in the Articles, approval of the following resolutions shall be subject to the favorable vote of not less than five directors:

       4.3.1 Sale or purchase of assets, businesses or participations having a value (taking into account the liabilities assumed or assigned) higher than Euro 2,000,000 (Euro two million).

       4.3.2 Undertaking of financial obligations for an amount of more than Euro 2,000,000 (Euro two million).

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       4.3.3   Introduction of new lines of business or dismissal of any
               existing line of business.

       4.3.4 Execution of contracts between Impco or any affiliates or subsidiaries of Impco and the Companies.

       Resolution on the foregoing matters may not be delegated to any single director.

4.4 For the entire duration of the term of office of the board of directors pursuant to Section 3.2 above, Mr. Mariano Costamagna shall be Managing Director of the Companies and shall have the powers listed in Annex[-] attached hereto. The Managing Director shall periodically, and not less often than quarterly, make a full and detailed report to the board of directors of the Companies about the activities undertaken in accordance with the powers granted to him. In addition each director shall have the right to ask and obtain explanations and information, including all relevant documentation, as to any activity that the Managing Director shall conduct on behalf of the Companies.

4.5 In the event that Mr. Mariano Costamagna ceases for any reason whatsoever to be a director of the Companies, the new Managing Director shall be appointed by the board of directors.

4.6 The Chairman of the board of directors shall be chosen among the directors designated by Impco.

5.     BOARD OF STATUTORY AUDITORS

5.1 The board of statutory auditors of the Companies shall be composed of three effective members and two alternate members. The term of office of the board of statutory auditors shall be three years.

5.2 One effective member (who shall act as Chairman of the board of statutory auditors) and one alternate member will be designated by Impco; two effective members and one alternate member will be designated by Costamagna. The Parties acknowledge that shareholders' meetings of the Companies held on the Execution Date have appointed the following persons as statutory auditors of both the Parent and the Company: Mr. Pio Bersani and Mr. Nicola Sirtori respectively as effective and alternate auditor, designated by Impco; Mr. Claudio Tibaldi, Mr. Danilo Tibaldi and Ennio Berlinghieri respectively the first two as effective and the third one as alternate auditor, appointed by Costamagna.

5.3 In the event that, during the term of office, one or more auditors shall cease from the office for any reason whatsoever, they shall be replaced by the alternate auditor designated by the Party who had originally designated the ceased auditor, and the same Party shall also designate the new alternate auditor to be appointed.

6.     RIGHT OF FIRST REFUSAL

6.1 The Parties agree that for the entire duration of this Shareholders Agreement no sale of the participations held by Costamagna in the Parent shall be permitted.

6.2 Without prejudice to the provision of Section 6.1, any Party who intends to sell all or any part of its participation in the Parent (the "Selling Shareholder") shall give written

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       notice of its inception to sell to the other Party, specifying the name of the proposed purchaser of the participation (the "Potential Purchaser"), the quota to be sold (the "Offered Quota"), the agreed price and any other terms and conditions of the sale.

6.3 The other Party shall have 60 days from the date of receipt of the notice to inform the Selling Shareholder whether it intends to exercise the right of first refusal, thereby purchasing all or any portion of the Offered Quota at the conditions indicated in the notice.

6.4 After the lapse of the 60 day period the Selling Shareholder shall be obliged to sell to the Party who exercised the right of first refusal the Offered Quota or the portion thereof for which the right of first refusal was exercised and shall be free to sell to the Potential Purchaser the remaining portion of the Offered Quota, if any, subject to the terms and conditions set out in Section 6.5 below and provided that the sale to the Potential Purchaser shall have to take place within 60 days from the lapse of the right of first refusal period and be made at the same conditions specified in the Selling Shareholder's notice set out in
       Section 6.2 above, otherwise the right of first refusal procedure shall have to be repeated.

6.5 In the event that the Selling Shareholders is Impco, as an alternative to the exercise of the right of first refusal provided for in this Section 6 or of the tag-along right provided for in Section 7, Costamagna shall have the right, during the same 60-day period provided for in Section 6.3, to exercise the put option right provided for in Section 8 of the Agreement at the conditions therein provided. Should Impco fail (i) to purchase the Sellers' Quota for which the put option is exercised by Costamagna, or (ii) to pay the relevant price, Clause 9 of the Agreement shall become applicable. Impco shall have the right to sell the Offered Quota only on condition that the provisions of this Clause 6.5 are fulfilled.

6.6 The sale of the Offered Quota for which the right of first refusal was not exercised shall be subject to the Potential Purchaser agreeing to be bound by all obligations of this Shareholders Agreement and the relevant provisions of the Agreement in the same manner as the Selling Shareholder in relation to the Offered Quota, provided that the other Party shall have the right to give to the Selling Shareholder and the Potential Purchaser written notice or termination of this Shareholders Agreement and the Agreement, whereupon this Shareholders Agreement and the Agreement shall be deemed terminated in respect of the Potential Purchaser.

7.     TAG ALONG RIGHT

7.1 Upon receipt of a notice pursuant to Section 6.2 from the Selling Shareholder the other Party, during the same 60 day period following the receipt of the notice may, as an alternative to the exercise of the right of first refusal, exercise a tag along right, by giving to the Selling Shareholder written notice that it intends to sell all or any part of the participation held by it (the "Tag Along Quota") to the Potential Purchaser under the same terms and conditions specified by the Selling Shareholder in its notice.

7.2 If the other Party has exercised the tag along right, the Selling Shareholder shall be under an obligation, as a condition precedent to the validity of its sale to the Potential Purchaser, to procure that the Potential Purchaser purchases from the other Party the Tag

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       Along Quota under the same terms and conditions of sale of the Offered
       Quota indicated in the notice given pursuant to Section 6.2.

7.3 Should the Potential Purchaser fail to purchase the Tag Along Quota, the Selling Shareholder shall purchase the Tag Along Quota in place of the Potential Purchaser at the same terms and conditions (including the purchase price specified in the notice sent pursuant to Section 6.2.

8.     BUSINESS PLAN

8.1 The Parties (i) acknowledge that the Business Plan will reflect the industrial, financial and business guidelines agreed between them with respect to the management and operations of the Companies and will be updated yearly and (ii) undertake, also pursuant to Article 1381 of the Civil Code to cause the directors of the Companies and of the Subsidiaries, respectively designated or caused to be designated and appointed by each of them, to comply and take all actions necessary to comply with such Business Plan, as amended from time to time, in accordance with the provisions of Section 8.2 below.

8.2 The Parties recognise that the Business Plan may be affected by changes in external business, political, financial, technical and other conditions and accordingly they undertake to amend, revise and improve, from time to time, the Business Plan in order to adjust the strategies of the Companies to such changes.

8.3 As part of the Business Plan the Parties have agreed to cause that the Parent and the Company merge as soon as reasonably practicable. Upon merger of the Parent and the Company all provisions of this Shareholders Agreement referring to the Companies or to the Parent or to the Company shall be deemed to refer to the entity resulting from the merger.

9.     IMPASSE RESOLUTION

9.1 In the event that an Impasse occurs each Party shall have the right to give notice to the other Party in writing that an Impasse has occurred, whereupon the following procedure will be started.

9.2 The matter on which the Impasse has occurred will first be re-submitted to the board of directors or, as the case may be, the shareholders meeting to the company where the Impasse occurred within thirty days of the date on which a notice of Impasse was sent by any of the Parties. In the event that the Impasse occurs again, the matter will be deferred to a committee formed by Mr. Mariana Costamagna on behalf of Costamagna and the CEO of Impco and behalf of Impco, who will endeavour to find a solution to the Impasse consistent with the principles of this Agreement within fifteen days from the date of repetition of the Impasse.

9.3 If the committee fails to solve the Impasse, the Party whose contrary vote has generated the Impasse will be under an obligation to formulate to the other Party an offer in terms of price per share of the Parent. The other Party shall, at its discretion, have the right to (i) purchase the participation in the Parent of the Party who generated the Impasse at the price offered discounted by 15%, or (ii) sell to such Party its own participation in the Parent at the price offered by the Party who generated the Impasse increased by 10%.

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9.4    Upon exercise by the Party who did not generate the Impasse of its discretionary right pursuant to Section 9.4 above, the sale and purchase of the participation will take place within 10 days. The participation transferred will be free and clear of any pledge or third party right or option of any kind whatsoever. The purchase price will be paid simultaneously with the delivery of the participation.

9.5 In the event that it is not possible to establish that the Impasse was generated by the contrary vote of one Party, the Party giving the notice of Impasse pursuant to Section 9.2 shall formulate to the other Party an offer in terms of value attributed to 100% of the Parent. The other Party shall, at its discretion, during the 10 days following receipt of such offer, have the right to (i) sell to such Party its own participation at a price based on the Parent's value indicated in the notice; or (ii) counteroffer a higher value for 100% of the Parent on the basis of which such Party is prepared to buy the participation of the Party who gave notice of the Impasse. In turn, the latter Party shall have the right to counteroffer, within the following ten days, higher value for 100% of the Parent and the bid auction will continue until and unless one of the Parties accepts the value offered by the other Party and agrees to sell its participation at the price based on such value.

9.6 The Parties agree that until the Deferred Portion of the Purchase Price is paid by Impco in accordance with Section 3.2.4 of the Agreement, the provisions of this Section 9 shall be applied coherently.

10.    TERM

10.1 This Shareholders Agreement shall have a Term until 30 September 2007 and shall be deemed automatically renewed for further three-year periods unless terminated by any of the Parties by giving written notice to the other Party at least three months prior to 30 September 2007 or the lapse of each three-year period.

10.2 In addition, but without prejudice to the provisions of Clause 10.4 hereunder, this Shareholders Agreement may be terminated by each Party by giving written notice to the other Party in the event that either Party ceases to hold a participation equal to 50% of the Parent's capital or in the event that either Party commits a material default of its obligations hereunder.

10.3 In the event that this Shareholders Agreement is terminated by either Party pursuant to Section 10.2 above, the procedure set our in Clause 9.4 and 9.5 above shall apply, provided that, the defaulting Party shall be deemed, for such purposes, as the Party who generated the Impasse and that the discount/increase percentage on the offered price shall be equal to 15% by way of liquidated damages.

10.4 In the event that the participation in the Parent's capital held by either Party becomes lower than 50% but no lower than 2% (the "Minority Shareholding") due to the exercise of the options mentioned in the recitals, the following provisions shall apply:

       10.4.1 should the Minority Shareholding be 10% or higher of the Parent's legal capital, (i) the provisions of Clauses 6 and 7 shall continue to apply, and (ii) the Party owning the Minority Shareholding shall have the right to designate one member of the board of directors and one effective member of the board of statutory

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               auditors, and the other Party shall exercise its voting rights to procure that the individuals designated by the Party owning the Minority Shareholding become members of the board of directors and board of statutory auditors, respectively;

       10.4.2 should the Minority Shareholding be less than 10% of the Parent's legal capital, (i) the provisions of Clause 6 concerning the right of first refusal shall continue to apply only in favour of the Party owning the majority of the Parent's legal capital; for the avoidance of any doubt, only the Party owning a majority participation shall have the right of first refusal (to be exercised in accordance with the provisions of Clause 6), and only the Party owning the Minority Shareholding shall be under the obligation to comply with the provisions of Clause 6 in the event it intends to transfer all or any part of the Minority Shareholding, and (ii) the provisions of Clause 7 shall continue to apply in favour of the Party owning the Minority Shareholding;

       10.4.3 in any case, any further provision of this Shareholders Agreement shall terminate.

10.5 In any case, this Shareholders Agreement shall automatically terminate if a Party ceases to hold a participation in the Parent for any reason whatsoever.

11.    MISCELLANEA

11.1   All the obligations of Costamagna hereunder shall be joint and several.

11.2 Costamagna hereby acknowledge that Impco is listed on an official stock exchange and that, as a consequence, it is subject to severe rules in relation to release of communications to the market. As a consequence the Parties agree that no communication shall be publicly made by either of the Parties without the written consent of the other Party. The Parties shall use their best efforts to coordinate the respective communications to the public. The provisions of this Clause 11.2 shall not apply to any disclosure which any of the Parties may be forced to make for the purposes of enforcing judicially any of its rights or that is required by an order of a competent public authority or to comply with mandatory provisions of law, provided that in all such cases the disclosing Party shall give the other Party written notice of such disclosure as soon as legally possible and will be under an obligation to limit the disclosure to the extent strictly necessary for the relevant purposes.

11.3 Without prejudice to the foregoing, the Sellers hereby agree that at any moment after the Execution Date they shall not (end shall cause the Company not to) make any communication or release concerning the Parent and/or the Company, which may have a direct or indirect impact on Impco's stock price, whether positive or negative, without the prior consent of Impco.

12.    NOTICES

12.1 Any communication or notice in relation to this Shareholders Agreement shall be effected in writing and in English language and delivered by registered letter with receipt by return mail and, if necessary, sent by telegram or fax in advance, and shall take effect from the date in which the registered letter is sent.

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12.1   The aforesaid communications or notices shall have to be sent to the following addresses:

       12.1.1  If to Impco:

               IMPCO Technologies Inc., 16804, Gridley Place, Cerritos, Ca., U.S.A., Fax no. 0015629248069, attn. Bob Stemmler, with copy to Studio Grimaldi e Associati, via del Lauro 9 20121 Milano, Italy, attn. Roberto Cappelli, fax no. +390233355200;

       12.1.2  If to the Sellers collectively:

               Mariano Costamagna, c/o Studio Tibaldi Girando, via S. Margherita 8 Alba (CN) (Italy), fax no. +390173362307, with copy to Avv. Marco Di Toro, C_so Stati Uniti 62 10128 Torino (Italy), fax no. +39011530159.

12.2 It is understood that any communication sent to the above addresses shall be considered as received when effectively delivered to the relevant Party. Any change of address shall only be valid if communicated in writing to the other Party.

13.    GOVERNING LAW AND JURISDICTION

13.1 This Shareholders Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Italy.

13.2 Any dispute in relation to the validity, interpretation, execution or performance of this Shareholders Agreement shall be submitted to arbitration under the rules of the Amsterdam Chamber of Commerce by three arbitrators, fluent in Italian and in English, one of whom will be appointed by Impco, one by Costamagna and the third, who will act as Chairman, by the first two arbitrators or, in the event of their failure to reach an agreement within thirty days of their appointment, in accordance with the arbitration rules of the Amsterdam Chamber of Commerce. The seat of arbitration shall be Amsterdam.

IN WITNESS WHEREOF, the Parties have executed this Agreement in the place and as of the date first above written.

Impco Technologies Inc.                     Mariano Costamagna

-----------------------                     -------------------------------

                                            Pier Antonio Costamagna

                                            -------------------------------

                                            Bruna Giachino

                                            -------------------------------

                                            Carla Borgogno

                                            -------------------------------

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                                PLEDGE AGREEMENT

                                     between

(1) Mr. Mariano Costamagna, born in Narzole, on 15 March 1951, and domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime;

(2) Mr. Pier Antonio Costamagna, born in Narzole, on 22 July 1952, and domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime;

(3) Mrs. Bruna Giachino, born in Cherasco, on 4 November 1956, domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime;

(4) Mrs. Carla Borgogno, born in La Morra, on 16 March 1957, domiciled at Cherasco, Via La Morra, 2, married, in a separation of assets regime (Messrs. Mariano and Pier Antonio Costamagna, Bruna Giachino and Carla Borgogno are hereinafter jointly referred to as the "Sellers").

                                       and

(5) Cititrust S.p.A., a fiduciary company incorporated and operating pursuant to the laws of Italy, with registered offices in Milan, Foro Buonaparte, 16 (hereinafter referred to as the "Cititrust"), acting on behalf of Impco Technologies Inc., a company incorporated and existing under the laws of State of Delaware U.S.A. with registered offices at 16804, Gridley Place, Cerritos, Ca., U.S.A. ("Impco").

(Cititrust and the Sellers hereinafter individually referred to as one "Party", collectively referred to as the "Parties").

                                    WHEREAS:

(a) Cititrust (on behalf of Impco as beneficiary holder of the Quota) has purchased from the Sellers a quota (hereinafter the "Quota") of B.R.C. societa a responsabilita limitata having a nominal value of 750,000,00 euros, representing 50% of the issued and outstanding voting capital.

(b) The purchase price of the Quota was agreed by the parties as follows:

       b1) a USD Cash Portion equal to USD 12,550,000 (US Dollars twelve million five hundred and fifty thousand);

       b2) a Euro Cash Portion equal to EURO 1,250,000 (Euro one million two hundred fifty thousand);

       b3) a Securities Portion for an amount equivalent to USD 10,000,000 (US Dollars ten million).

(c) Cititrust has paid to the Sellers the Euro Cash Portion, the Securities Portion and an amount of 5,550,000 USD as down payment of the USD Cash Portion.

(d) Cititrust shall pay to the Sellers the balance of the USD Cash Portion, that is 7,000,000 USD, on or before 30 September 2003.

(e) The Parties have agreed to secure the payment of the balance of USD Cash Portion in accordance with the terms and conditions set out below.

Now, therefore, the Parties hereto have agreed as follows.

1) OBJECT OF THE AGREEMENT

Cititrust (on behalf of Impco as beneficiary holder of the Quota) hereby agrees to pledge the Quota to secure the payment to the Sellers of the balance of the USD Cash Portion equal to 7,000,000 USD.

2) VOTING RIGHTS AND DIVIDENDS

During the period from the date hereof to 30 September 2003 the voting rights and the right to collect dividends shall pertain to Cititrust.

3) DEFAULT OF PAYMENT

In case that on 30 September 2003 the Sellers have not received from Cititrust the payment of 7,000,000 USD, equal to the balance of USD Cash Portion, they will exercise all the voting rights relating to the Quota and will collects dividends: in that case the Sellers will also be entitled to set according with the articles 2797 and 2480 of the Italian Civil Code.

4) INDIVISIBILITY OF THE PLEDGE

The Pledge as above set up shall be indivisible and will secure the whole credit of the Sellers for the balance due to them the USD Cash Portion.

5) SHAREHOLDERS' BOOK

The pledge as above set up shall be recorded in the shareholders' ledger concurrently with the signing of this agreement.

Milano, ___ January 2003

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